Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-000000) and related Prospectus of Omega Healthcare Investors, Inc. for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated January 27, 2004, except for Note 20 as to which the date is February 13, 2004, with respect to the consolidated financial statements and schedules of Omega Healthcare Investors, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
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McLean, Virginia
October 27, 2004